Bodisen Biotech Signs US$43 Million in Contracts, Sees Record Earnings for 2006 and Continued Favorable Market Environment; Company Updates Growth Strategies for 2006

NEW YORK--(BUSINESS WIRE)--Dec 6, 2005 -- Bodisen Biotech, Inc. (AMEX: BBC, website: ), the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, announced today that the company has signed a total of US$43 million in contracts for 2006 product delivery with various new and existing wholesale distributors during two national agricultural product trade shows which take place annually in November in China. Bodisen expects to fill these and new orders throughout 2006. In 2005, Bodisen signed over $20 million in contracts in 2004 for 2005 product delivery from these trade shows. Bodisen believes the company has existing capacity to meet these demands.

Bodisen markets its products through over 600 nationwide wholesale distributors who then retail the products to farms and individual farmers. From the two trade shows, Bodisen noted that more and more Chinese farmers are identifying Bodisen products as quality and effective for higher crop yields. Bodisen expects this positive trend to continue.

Bodisen sees record 4th quarter earnings as well as record 2006 earnings on organic growth from existing product lines in a favorable market environment. Bodisen continues to experience over 30% on average net income margins across almost all products lines, which are several times higher than those of global chemical fertilizer companies.

Bodisen provides the following information regarding recent developments and 2006 outlook and growth strategies:

BODISEN OFFERS ENVIRONMENTALLY FRIENDLY PRODUCTS

Bodisen has proprietary technology with which it develops environmentally friendly bio-fertilizers that are easily absorbed by plants without the negative environmental effects of chemical fertilizers. Over the years, soil conditions throughout China have deteriorated due to heavy applications of chemical fertilizers. Driven by consumer demand, farmers have become conscious of plant quality and food safety. Bodisen notes that several global chemical fertilizer companies have recently announced production cuts due in part to decreased demand for their products in China. For the Chinese market, Bodisen believes this is largely due to farmers' shift in fertilizer preference from chemical fertilizers to environmentally friendly bio fertilizers. Chinese farmers who use bio fertilizers by Bodisen not only generate higher crop yields but also are able to label their crops as organically grown "Green Foods", which typically command much higher selling prices. Bodisen believes its products are gaining market share rapidly in the Chinese market at the expense of chemical fertilizer companies. Bodisen expects this trend to continue for years to come.

BODISEN SEEKS EXPANSION IN CHINA WITH A BRANDING STRATEGY FOCUSED ON ORGANICALLY GROWN "GREEN FOODS"

Bodisen plans to expand manufacturing and marketing efforts throughout China's key agricultural spots primarily located in the north east and northwest farm regions. Bodisen will expand on its already well known brand and pursue a "Bodisen" agricultural product branding strategy which stands for environmentally friendly, healthy organically grown foods. The company believes this branding strategy will further enhance product sales and profit margins.

BODISEN'S INVESTMENT INTO XILAN NATURAL GAS COMPANY SHOULD LOWER RAW MATERIALS COSTS IN ADDITON TO A STRATEGIC INVESTMENT

Bodisen's recently announced investment in China based XiLan Natural Gas company, the only privately owned Chinese company that owns 120 kilometers of high pressure natural gas pipeline in China, will significantly lower raw material costs in urea, which is a major component of our compound fertilizer products. The XiLan natural gas company is in the process of becoming a public company. Once going public, it may be the first privately owned Chinese natural gas company listed in the US. Bodisen has a 13% equity ownership in Xilan.

MANAGEMENT COMMENTS

Ms. Qiong Wang, CEO of Bodisen commented: "Bodisen is an environmentally friendly company in a favorable market environment. Bodisen has been a public company for almost two years. During this time, our management team has been focused on earnings growth, market share growth and corporate governance. Our shareholders have taken notice of our stellar earnings growth as evidenced in growing number of institutional funds owning our shares. China's agricultural sector provides 900 million farm related jobs out of the country's 1.3 billion in population. With proprietary agricultural technology and less than half a percent of total fertilizer market share, Bodisen faces tremendous growth opportunities. With sound execution strategies, Bodisen is an access to China's environmental solutions."

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Among China's population of 1.3 billion, approximately 900 million are farmers whose incomes depend on their crop yields.

With over 60 products and approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth. Bodisen's products are based on proprietary agricultural technology jointly developed by company scientists and university laboratories. These products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being 100% environmentally friendly.

BODISEN HAS WALL STREET RESEARCH COVERAGE

Wall Street firm New York Global Securities, Inc. ("NYGS", www.newyorkglobal.com) provides research coverage for BBC. NYGS' parent company New York Global Group (www.nyggroup.com) has a significant China presence.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.


--------------------------
Contact:
     Bodisen Biotech, Inc.
     Investor Care, 212-566-3503
     info@bodisen.com